EXECUTION COPY

FOURTEENTH AMENDMENT

TO

AMENDED AND RESTATED POOLING AND SERVICING AGREEMENT

This Fourteenth Amendment, dated as of October 24, 2005, to the Amended and Restated Pooling and Servicing Agreement, dated as of December 15, 1992, is among PRIME RECEIVABLES CORPORATION, a Delaware corporation (the “Transferor”), FDS BANK (formerly FDS National Bank), a federal savings bank (the “Servicer”) and JPMORGAN CHASE BANK, NATIONAL ASSOCIATION (as successor in interest to The Chase Manhattan Bank as successor in interest to Chemical Bank), as Trustee (in such capacity, the “Trustee”).

WITNESSETH

WHEREAS, the Transferor, the Servicer and the Trustee entered into an Amended and Restated Pooling and Servicing Agreement dated as of December 15, 1992 (as amended, restated, supplemented or modified on or prior to the date hereof from time to time, the “Pooling and Servicing Agreement”);

WHEREAS, the Transferor, the Servicer and the Trustee wish to effect certain amendments to the Pooling and Servicing Agreement (this “Amendment”);

WHEREAS, Section 13.01 of the Pooling and Servicing Agreement permits the amendment of the Pooling and Servicing Agreement subject to certain conditions;

NOW, THEREFORE, in consideration of these premises and of the mutual agreements contained herein, the parties hereto hereby agree as follows:

I.            Definitions.

Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Pooling and Servicing Agreement, as amended hereby.

II.          Amendments to Section 1.01. Section 1.01 of the Pooling and Servicing Agreement shall be amended by deleting the definition of “Originators” and substituting in its place the following:

““Originators” shall have the meaning given to such term in the Receivables Purchase Agreement.”.

III.        Amendments to Section 1.02. Section 1.02(c) of the Pooling and Servicing Agreement shall be amended by deleting the word “Federated” the first time it appears in such subsection and substituting in its place the words “any party”. Section 1.02(c) of the Pooling and Servicing Agreement shall also be further amended by deleting the word “Federated” the second time that it appears in such subsection and substituting in its place the words “such party”.

IV.        Amendments to Section 2.03. Section 2.03(j) of the Pooling and Servicing Agreement shall be amended by deleting the text of such subsection and substituting in its place the word “[Reserved].”.

V.          Amendments to Section 2.05. (a) Section 2.05(j) of the Pooling and Servicing Agreement shall be amended by deleting the word “Federated” each time that it appears and substituting in each place the words “its parent”.

(b)         Section 2.05(m) of the Pooling and Servicing Agreement shall be amended by deleting the words “dated December 15, 1992 from the Transferor to Federated Credit Holdings Corporation” and substituting in its place the words “dated October 24, 2005 from the Transferor to Citi Cards South Dakota Acceptance Corp”.

VI.        Amendments to Section 3.03. Section 3.03(a) of the Pooling and Servicing Agreement shall be amended by deleting the word “corporation” in the second line thereof and substituting in its place the words “national banking association”. Section 3.03(a) of the Pooling and Servicing Agreement shall also be further amended by deleting the words “its state of incorporation” in the third and forth lines thereof and substituting in their place the words “the United States of America”.

VII.      Amendments to Section 4.03. Section 4.03(a) of the Pooling and Servicing Agreement shall be amended by deleting the third paragraph contained therein and substituting in its place the following:

“Notwithstanding anything in this Agreement to the contrary, but subject to the terms of any Supplement, for so long as, and only so long as (a)(i) the Servicer or an Affiliate of the Servicer provides to the Trustee a letter of credit or other form of Enhancement covering the risk of collection of the Servicer, and (ii) the Transferor shall not have received a notice from any Rating Agency that such a letter of credit or other form of Enhancement would result in the lowering of such Rating Agency’s then-existing rating of the Investor Certificates, or (b) the Servicer shall have and maintain a short-term credit rating of P-1 by Moody’s and of A-1 by Standard & Poors, the Servicer need not deposit Collections from the Collection Account into the Principal Account or the Interest Funding Account or any Series Account, as provided in any Supplement, or make payments to the Holder of the Exchangeable Transferor Certificate, prior to the close of business on the day any Collections are deposited in the Collection Account as provided in Article IV, but may make such deposits, payments and withdrawals on each

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Transfer Date in an amount equal to the net amount of such deposits, payment and withdrawals which would have been made but for the provisions of this paragraph.”.

VIII.     Amendments to Section 8.02. Section 8.02(i) of the Pooling and Servicing Agreement shall be amended by deleting subsection 8.02(i) contained therein and substituting in its place the following:

“(i)        the corporation formed by such consolidation or into which the Servicer is merged or the Person which acquires by conveyance or transfer the properties and assets of the Servicer substantially as an entirety (or if designated by such acquiring Person, the Affiliate of such Person that is to assume the obligations of the Servicer following such transfer of assets from the Servicer) shall be a corporation or banking association organized and existing under the laws of the United States of America or any State or the District of Columbia and, if the Servicer is not the surviving entity, shall (or shall designate an Affiliate, as described above, to) expressly assume, by an agreement supplemental hereto, executed and delivered to the Trustee in form satisfactory to the Trustee, the performance of every covenant and obligation of the Servicer hereunder (to the extent that any right, covenant or obligation of the Servicer, as applicable hereunder, is inapplicable to the successor entity, such successor entity shall be subject to such covenant or obligation, or benefit from such right, as would apply, to the extent practicable, to such successor entity);”.

IX.         Effectiveness.

This Amendment shall become effective upon:

(a)          delivery by the Servicer to the Trustee of an Officer’s Certificate stating that (i) this Amendment will not materially and adversely affect the interests of the Certificateholders and (ii) notice of this Amendment was delivered to each Rating Agency at least ten Business Days prior to the effective date for this Amendment;

(b)          delivery by the Servicer to the Trustee and the Transferor of an Opinion of Counsel stating that this Amendment shall not cause the Trust to be characterized for Federal income tax purposes as an association taxable as a corporation or otherwise have any material adverse impact on the Federal income taxation of any outstanding Series of Investor Certificates or any Certificate Owner;

(c)          notification in writing to the Servicer from each Rating Agency confirming that the rating of the Series 2000-1 Certificates will not be reduced or withdrawn as a result of this Amendment; and

(d)          receipt by the Transferor, the Servicer and the Trustee of counterparts of this Amendment duly executed by the parties hereto.

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X.           Miscellaneous.

Counterparts. This Amendment may be executed in any number of counterparts, each of which, when so executed, shall be deemed to be an original, but all of which shall together constitute but one and the same instrument.

Governing Law. THIS AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REFERENCE TO ITS CONFLICT OF LAW PROVISIONS, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

[Signature page follows]

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IN WITNESS WHEREOF, the undersigned have caused this Amendment to be duly executed and delivered by their respective duly authorized officers on the day and year first above written.

FDS BANK,
as Servicer

By: /s/ Susan R. Robinson
Name: Susan R. Robinson
Title: Treasurer

PRIME RECEIVABLES CORPORATION,
as Transferor

By: /s/ Susan P. Storer
Name: Susan P. Storer
Title: President

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, as Trustee

By: /s/ Luiza Sinanian
Name: Luiza Sinanian
Title: Trust Officer

[Signature Page to Fourteenth Amendment to the Pooling and Servicing Agreement]